This Technology Agreement (hereinafter "Agreement") effective as of ____________, 1994 by and between Ralston Purina Company, a Missouri corporation, Ralston Purina International, Inc., a Delaware corporation and wholly owned subsidiary of Ralston Purina Company, VCS Holding Company Inc. a Delaware corporation and wholly owned subsidiary of Ralston Purina International, Inc. (Hereinafter collectively referred to as "Ralston") and Ralcorp Holdings, Inc., a newly formed Missouri Corporation which is presently a wholly owned subsidiary of Ralston (hereinafter referred to as "Ralcorp").

WITNESSETH THAT:

WHEREAS, Ralston and Ralcorp have simultaneously with this Agreement entered into a separate agreement and plan of reorganization, (hereinafter "Reorganization Plan").

WHEREAS, this Agreement is entered into in conjunction with the above Agreement to facilitate future cooperation between Ralston and Ralcorp, as hereinafter set forth as well as to achieve the goals of the "Reorganization Plan."

WHEREAS, Ralston is the owner of technical information and know how, including trade secrets and patent applications for the operation of the businesses included in the reorganization plan.

WHEREAS, Ralston wishes to assign and/or license certain technical information and know how to Ralcorp as hereinafter set forth.

WHEREAS, Ralston wishes to receive technical assistance from Ralcorp for the continued operation of its sublicensees, outside of the defined Territory which assistance Ralcorp is willing to provide.

NOW, THEREFORE, in consideration of the foregoing, and pursuant to the following terms and conditions, it is hereby agreed as follows:

ARTICLE I - DEFINITIONS

1. The term "Territory" shall mean the Western Hemisphere including the United States of America, North and South America, the Caribbean and Latin America, but excluding territories and possessions of the United States which are not in the Western
Hemisphere.

2. The term "Cereal Business" shall mean the manufacture, distribution, and sale of ready to eat and hot cereals, and snack products including but not limited to the "Chex" brand cereal products and snack products.

3. The term "Baby Food Business" shall mean the manufacture, distribution, and sale of foods and products for infants and toddlers including but not limited to baby food products sold under the "Beech Nut" brand.

4. The term "Bremner Business" shall mean the manufacture, distribution and sale of cookies and crackers including, but not limited to "Ry Krisp" cracker products.

5. The term "Ski Resort Business" shall mean the operation of Keystone Resorts Management Inc. and related real estate business.

6. The term "Technical Information and Know How" shall mean any and all information owned or licensed from third parties by Ralston, including trade secrets, know how, manufacturing, research and other technical information that is used exclusively and reduced to practice for exclusive use by any of the above businesses as of the date of this Agreement.

7. The term "Coupon Redemption Business" shall mean the coupon and promotion redemption business operated by American Redemption
Systems, Inc.

8. The term "Shared Technical Information and Know How" shall mean any and all information owned or licensed from third parties by Ralston, including trade secrets, know how, manufacturing, research and other technical information that is used or reduced to practice for use as of the date of this Agreement by both Ralston and the above businesses other than the cereal business which are part of the Reorganization Plan.

9. The term "Shared Technical Information and Know How related to the Cereal Business" shall mean any and all information owned or licensed from third parties by Ralston including trade secrets, know-how, manufacturing, research and other technical information that is used or reduced to practice for use by the Cereal Business and used by both Ralston and the Cereal Business as of the date of this agreement.

10. The term "Patent Rights" shall mean the patents or patent applications listed in Exhibit A hereto, and shall include all continuations, reissues or renewals of those patents or patent applications.

11. The term "Baby Food Business Excluded Territories" shall mean the country of Venezuela.

ARTICLE II - RIGHTS GRANTED BY RALSTON

1. (a) Ralston, by separate assignment, hereby transfers and assigns to Ralcorp the entire interest and title to the patents and/or patent applications listed in Exhibit A.

 (b) Ralston, represents as of the date of this agreement that it has paid any required annuity or maintenance fee to the U.S. Patent and Trademark Office in order to maintain the Patent Rights. After the date of this Agreement, Ralston shall not be responsible for any annuity, maintenance fees, or any other costs related to the Patent Rights.

2. Ralston hereby assigns and transfers to Ralcorp the entire right, title and interest on a worldwide basis in the Technical Information and Know How for Bremner Business, Ski Resort Business and Coupon Redemption Business as defined in this Agreement.

3. Ralston hereby grants to Ralcorp, subject to the terms, covenants, conditions, and limitations set forth in this
Agreement:

(a) 1. an non revocable, exclusive royalty free license to utilize the Technical Information and Know How for the Cereal Business and the Shared Technical Information and Know How related to the Cereal Business, as both are defined in this Agreement; for a period of five (5) years from the date of this agreement in the Territory, and thereafter a non revocable, worldwide, royalty free, non-exclusive license to utilize the Technical Information and Know How for the Cereal Business and Shared Technical Information and Know How related to the Cereal Business except for the country of Spain and except for the Technical Information exclusively licensed to Telma in the country of Israel as per the Agreement dated May 1, 1991 and attached hereto as Exhibit C and except for the Technical Information exclusively licensed to Weetabix in the United Kingdom of Great Britain and Republic of Ireland as per the Agreement dated January 5, 1994 and attached hereto as Exhibit D.

2. The exclusive grant in 3(a)1 above, shall be subject to a retained right by Ralston to have cereal products copacked or manufactured for Ralston, using the Technical Information and Know How for the Cereal Business or the Shared Technical Information and Know How for the Cereal Business, in the Territory for export outside of the Territory. This retained right shall be subject to the following limitations:

   (i) Prior to any sublicense being given by Ralston to any third party for the copacking of a specified product, Ralston agrees to first notify Ralcorp in writing of its intent to have a product copacked using a portion of the Technical Information and Know How or Shared Technical Information and Know How relating to the Cereal Business. Ralcorp shall promptly notify Ralston in writing whether it shall produce the specified product and the terms and conditions upon which it is willing to do so. If Ralcorp elects not to copack the product for Ralston upon terms and conditions reasonably acceptable to Ralston, Ralston shall then be free to sublicense a copacker.

   (ii) In the event of such a sublicense, Ralston agrees not to disclose to the sublicensed copacker any of the Technical Information and Know How specifically listed in Exhibit G, attached hereto. Ralston also agrees to require any sublicensee under terms which are no less restrictive than are contained in
Article IV(1) and (2), to not otherwise use or disclose any portion of the Technical Information and Know How or the Shared Technical Information and Know How related to the Cereal Business that might be disclosed by Ralston for purposes of copacking.

(b) an non revocable, exclusive worldwide royalty free license to utilize the Technical Information and Know How for the Baby Food
Business except in the "Baby Food Business Excluded Territories."

(c) the exclusions to the license grants set forth in 3(a) and
(b) above shall not apply in the event agreements presently in force and attached hereto as Exhibits C, D, E and F, shall expire or be terminated.

(d) a non revocable, non-exclusive royalty free license to utilize the Shared Technical Information and Know How for all of the Businesses as defined in this agreement other than the Cereal
Business, in the Territory.

(e) a non revocable, non-exclusive royalty free license to use, manufacture, have made, and sell the invention claimed in U.S.
Patent 5,188,860 entitled "Process for the Production of a Fiber
Containing Cereal Product."

(f) The rights granted to Ralcorp under the terms of this Article shall specifically include the right of Ralcorp to sublicense the Technical Information and Know How, the Shared Technical Information and Know How related to the Cereal Business and the Shared Technical Information and Know How on an exclusive basis in the Territory for a five (5) year period or on a non-exclusive worldwide basis after the five (5) year period subject to the exclusions and limits described in Article II, Paragraphs 3(a) and (b), provided that the terms of any such sublicensing agreement shall contain the following conditions:

  i. the sublicensee will not disclose any of said Technical
Information and Know How or said Shared Technical Information and
Know How to any third party either during or following the term of the sublicense without the written consent of Ralston;

  ii. the sublicensee will require by written agreement each of its employees, agents, officers and/or directors to maintain said Technical Information and Know How or said Shared Technical Information and Know How in confidence and to not disclose the same; and

  iii. upon termination of the sublicense, the sublicensee will cease use of said Technical Information and Know How or said the Shared Technical Information and Know How and to the extent possible, return the same to the custody of Ralcorp.

The above conditions shall not apply, however, to any of said the Technical Information and Know How or said Shared Technical
Information and Know How which:

(a) is in or becomes part of the public domain without a breach by the sublicensee;

(b) is lawfully received by the sublicensee from a third party who is under no obligation of confidentiality to Ralston; or

(c) is in the possession of the sublicensee prior to the date of any such sublicensing agreement as evidenced by written records.

ARTICLE III - TECHNICAL ASSISTANCE TO BE PROVIDED BY RALCORP

1. For a period of five (5) years after the date of this Agreement, Ralcorp agrees to provide technical assistance as may be reasonably requested by Ralston relative to operation of the Cereal Business by Ralston outside of the Territory when:

(a) such assistance can be provided within the current resources and capabilities of Ralcorp;

(b) such assistance will not conflict with the commercial interests of Ralcorp;

(c) such assistance is of a technical, problem-solving nature;
and

(d) Ralston agrees to appropriately compensate Ralcorp for such assistance.

2. After five (5) years from the date of this Agreement Ralcorp's obligation under this article to provide further technical assistance requested by Ralston shall terminate. Ralcorp agrees to complete and report to Ralston the results of all research projects that were authorized in writing by Ralston and accepted in writing by Ralcorp during the five (5) year period following the date of this Agreement.

3. (a) The services provided by Ralcorp to Ralston and its sublicensees under the terms of this Article shall be at the sole expense of Ralston, for which Ralston will pay to Ralcorp a fee that is determined in accordance with the procedure set forth in Exhibit B attached hereto.

(b) Ralcorp shall invoice Ralston for services performed.
Payments shall be due net thirty (30) days from date of invoice.
Separate invoices shall be rendered for each service provided.

(c) Ralcorp shall have no liability to Ralston with respect to the furnishing of Technical Assistance to Ralston under this Article except for willful misconduct and gross negligence by Ralcorp. Ralcorp is making no representations or warranties as to the quality, suitability or adequacy of the Technical Assistance provided by Ralcorp. Ralston agrees to defend, indemnify and hold harmless Ralcorp against any and all claims, actions or suits for the technical assistance provided by Ralcorp which arise due to an action or omission by Ralston or its sublicensees. Ralcorp shall not be restricted from using any information developed as a result of providing technical assistance to Ralston under terms of this article, except for the exclusions contained in Article II Paragraphs 3(a) and (b), or except for any exclusion as may be subsequently agreed to in writing between the parties.

(d) If within thirty (30) days following receipt of any invoice, Ralston notifies Ralcorp that it questions or disputes all or any part of such invoice, Ralcorp shall provide to Ralston within thirty (30) days of such notice a certificate, signed by the appropriate department head of the performing party, explaining the matter or matters in question in reasonable detail to permit Ralston to verify the accuracy of any charges involved. In the event that within thirty (30) days after receipt of such a verification certificate, Ralston notifies Ralcorp in writing that it does not accept such invoiced fee, Ralston must include in such notice the elements of the invoice challenged by Ralston, the reasons for the challenge, and Ralston's proposed disposition for the matter. If the parties cannot resolve the matter in a mutually satisfactory manner within thirty (30) days from the date of such notice, then the matter shall promptly be submitted for resolution to a recognized firm of independent public accountants, mutually acceptable to both parties. Such independent public accountants will review Ralcorp books and records and make such other investigation as it shall deem necessary to verify such invoice. The costs of retaining such accountants shall be borne by Ralston unless a decision by the independent accountant is that the Ralcorp invoice was substantially incorrect, in which case it shall be paid by Ralcorp.

(e) For the period of five (5) years provided in this article both parties hereby agree not to hire or otherwise retain the services of any individual connected with the Research and Development function of the Cereal Business of Ralcorp as defined in this Agreement or with the Research and Development function of any ready to eat cereal business operated by Ralston or for which Ralston provides technical assistance. The restriction against hiring shall not apply in the event it is waived in writing by either party with regard to a particular individual who may request such a waiver, which waiver shall not be unreasonably withheld by either party. The restriction against hiring an individual described above shall not apply and no waiver is required in the event that such individual has ceased to be an employee of either party and a period of six (6) months have elapsed from said individuals termination date.

ARTICLE IV - OBLIGATIONS OF THE PARTIES

1. Ralston and Ralcorp both agree to treat as confidential the Technical Information and Know How, Shared Technical Information and Know How, Shared Technical Information and Know How related to the Cereal Business and any information disclosed to either party under the terms of the present Agreement; and shall not at any time disclose or permit to be disclosed any portion thereof to any other person, firm, or entity except as specifically provided herein.

2. The obligation of nondisclosure, contained in Paragraph 1 above, shall not apply in the event that any of the above:

(a) was known to the public or generally available to the public prior to the date it was received from the disclosing party;

(b) became known to the public or generally available to the public subsequent to the date it was received from the disclosing party without any fault of the receiving party; or

(c) is, subsequent to the date of this Agreement, disclosed to the receiving party from a third party who is under no obligation of confidentiality to the disclosing party.

ARTICLE V - ASSIGNABILITY

This Agreement and the rights granted herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

ARTICLE VI - FORCE MAJEURE

The obligations of each party hereunder shall be suspended to the extent that the performance of its obligations is delayed or prevented, in whole or in part, by acts of God, inclement weather, floods, major accidents, strikes, lockouts, labor disputes, labor shortages, riots, demonstrations, sabotage, lowas, rules and regulations of governmental bodies or agencies; governmental action or inaction; orders or restraints of governmental or other competent authorities; inability to obtain or unavoidable delay in obtaining necessary materials, facilities, and equipment in the open market; interruption or unavoidable delay in communication or transportation; or any other cause, whether similar or dissimilar to those specifically enumerated, which shall be beyond such party's reasonable control. If the obligations of a party are suspended pursuant to the preceding sentence, such party shall give written notice to that effect to the other party within ten (10) days after such suspension shall have commenced together with a statement setting forth reasonably full particulars concerning the cause of such suspension as quickly as possible. The requirement that the cause of such suspension be remedied with all possible diligence shall not require the settlement of strikes, lockouts or other labor difficulties affecting such party.


ARTICLE VII - NOTICE

1. All notices, requests, demands and other communication under this Agreement or in connection therewith shall be given to or made upon the respective parties hereto as follows:

RALSTON                                    RALCORP
     Ralston Purina Company                Ralcorp Holding Inc.
     Checkerboard Square
     St. Louis, MO  63164
     Attn:  General Counsel                Attn:  General Counsel

or to such other address, and to the attention of such other officers or persons as each of the parties hereto may specify by notice in writing to the other.

2. All notices, requests, demands, and other communication given or made in accordance with the provisions of this Agreement shall be in writing and by certified or registered mail, and if received shall be deemed to have been given when deposited in the United States mail, postage prepaid.

ARTICLE VIII - MISCELLANEOUS PROVISIONS

1. Should any provision of this Agreement be declared unenforceable for any reason or found contrary to any law or statute, said provision will automatically cease to be a part of this Agreement without affecting any other provision or obligation thereof.

2. The waiver of any breach or non enforcement of any provision of this Agreement shall not be a waiver of future compliance or a waiver to the provisions hereof.

3. This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.

4. The headings used in this Agreement are for reference only and shall not be relied upon or used in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative effective on the day and year set forth in this Agreement.

RALCORP HOLDINGS INC.

By:  _______________________________ Date:  _____________________


RALSTON PURINA COMPANY

By:  _______________________________ Date:  _____________________